Exhibit 4.1

[Front]

Share Certificate Representing Common Shares

of

[Pixelplus Co., Ltd.]

[    ]th Issuance

Certificate No.:

One Share

Five Hundred Won

1. Name of Issuer:	Pixelplus Co., Ltd.

1. Date of Incorporation of Issuer:

1. Number of Authorized Shares:

1. Par Value:	500 Won

1. Type of Shares:	Common Shares in Registered Form

1. Issuance Date:

This share certificate has been issued and delivered to the shareholder whose name appeared hereinbelow to certify that such shareholder is the holder of one common share of the Issuer in accordance with the articles of incorporation of the Issuer.

Pixelplus Co., Ltd.

Representative Director Seo Kyu Lee

[            ]

[Back]

To: [Shareholder]			Date of Issuance
Date of Entry	Name of Shareholder	Witness of Entry	Date of Entry	Name of Shareholder	Witness of Entry

☐			☐

☐			☐

☐			☐

☐			☐

Please do not make any marks or otherwise taint the portion below as it will be computer processed.